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                                   EXHIBIT 99

For Further Information:

Investor Contact:          Deborah Abraham
                           (203) 459-6674
Media Contact:             Maria Gordon-Shydlo
                           (203) 459-7674

           OXFORD HEALTH PLANS TO LIST ON THE NEW YORK STOCK EXCHANGE

TRUMBULL, Conn., April 3 /PRNewswire/ -- Oxford Health Plans, Inc. (Nasdaq: OXHP
- news) announced today that it has filed an application to transfer its listings to the New York Stock Exchange (NYSE) under the new ticker symbol ("OHP") later this month. Trading is expected to begin on the NYSE on Wednesday, April 18, 2001. Until that time, Oxford's Common Stock will continue trading on the Nasdaq National Market under the ticker symbol "OXHP."

"Our success in the last 24 months combined with our enhanced standing as greater New York's leading health plan bodes well for our long-term growth," said Norman C. Payson, M.D., chairman and CEO of Oxford Health Plans. "It is now timely for us to join the New York Stock Exchange for everything it offers to our shareholders."

In the year 2000 alone, Oxford's shareholder equity grew from $99 million to $459 million and debt to capital went from 88% to 28%. Known for the choice and flexibility of its health plans and its network of participating physicians, Oxford's market position improved further in 2000 with membership growth by year-end.

"We are proud to welcome such a highly-respected healthcare company to the NYSE," said Exchange chairman and chief executive officer Richard A. Grasso. "Oxford Health Plans' successful growth is indicative of an exceptional company. Oxford will make an outstanding addition to the family of NYSE-listed companies."

Founded in 1984, Oxford Health Plans, Inc. (http://www.oxfordhealth.com) provides health plans to employers and individuals in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford's services include traditional health maintenance organizations
(HMOs), point-of-service (POS) plans, preferred provider organization (PPO) plans, third-party administration of employer-funded benefits plans and Medicare plans.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain comments that are considered forward-looking statements within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions which are subject to a number of risks and uncertainties which could cause actual results to materially differ from those anticipated. A discussion of those risks and uncertainties in included in the discussion under "Business - Cautionary Statement Regarding Forward-Looking Statements" in the company's annual report on Form 10-K for the fiscal year ended December 31, 2000.


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